Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in this Registration Statement on Form S-8 of IMC Rare Earths Ltd (the “Company”) of our report dated May 18, 2026, except for Note 13 and Note 21 as to which the date is June 30, 2026, with respect to our audits of the Company’s consolidated financial statements as of March 31, 2026 and for the year ended, and the combined financial statements as of March 31, 2025 and for the year ended, which appears in the Prospectus of this Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York
July 31, 2026